Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

VEONEER, INC.

Veoneer, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1.     That at a meeting of the Board of Directors of the Corporation (the “Board”) resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of the Corporation be amended by deleting the fourth paragraph thereof in its entirety and replacing it with two new paragraphs to read as follows:

“4. The total number of shares of stock which the Corporation is authorized to issue is 325,000,000. All shares shall be Common Stock, par value of $1.00 per share, and are to be one class (the “Common Stock”).

Effective as of 5:00 p.m., Eastern time, on the date set forth by resolution of the Board of Directors of Autoliv, Inc. (“Autoliv”) as the record date (“Record Date”) for the distribution of shares of Common Stock to holders of Autoliv common stock (such time, the “Effective Time”), the 100 shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically by operation of law and without any further action on the part of the Corporation or any holders of shares of Common Stock, be subdivided and converted into a number of shares of validly issued, fully paid and non-assessable shares of Common Stock equal to the number of shares of common stock, par value of $1.00 per share, of Autoliv, issued and outstanding as of the Effective Time.”

2.     That thereafter, pursuant to resolution of the Board, a special meeting of the sole stockholder of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

3.     That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature on following page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer this 11th day of June, 2018.

VEONEER, INC.

By:	/s/ Lars Sjöbring
Name:	Lars Sjöbring
Title:	Executive Vice President, General Counsel and Secretary